Exhibit 21.1

Subsidiaries of

WhiteHawk Income Corporation

The following is a list of subsidiaries of WhiteHawk Income Corporation (the “Registrant”) as of the date of this registration statement. Unless otherwise indicated, each subsidiary is wholly owned, directly or indirectly, by the Registrant.

Name of Subsidiary	State or Jurisdiction of Organization
WhiteHawk Income OP GP LLC	Delaware
WhiteHawk Income Operating Partnership L.P.	Delaware
WhiteHawk Income Marcellus LLC	Delaware
WhiteHawk Acquisition, LLC	Delaware
PHX Minerals LLC	Delaware
WhiteHawk Income Haynesville LLC	Delaware
WhiteHawk VF LLC	Delaware